UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) April 7, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






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Item 1.01   Entry into a Material Definitive Agreement

1.    Special Attrition Program Agreement

On March 22, 2006, General Motors Corporation ("GM"), the United Auto Workers (the "UAW"), and Delphi Corp. ("Delphi") announced that they had entered into the UAW-GM-Delphi Special Attrition Program Agreement (the "Attrition Agreement"). The UAW is the largest labor union representing hourly employees of GM and of Delphi; Delphi, a former subsidiary of GM, is now a GM major supplier. The Attrition Agreement was designed to reduce the number of hourly employees of GM and of Delphi through an accelerated attrition program (the "Attrition Program"). When originally executed, the Attrition Agreement was subject to approval of Delphi's participation by the U.S. Bankruptcy Court for the Southern District of New York, which has jurisdiction over Delphi's Chapter 11 proceedings. On April 7, 2006, the Bankruptcy Court declared in a hearing that Delphi's participation in the Attrition Agreement was approved, so that all conditions precedent to the effectiveness of the Attrition Agreement have been satisfied.

In the Attrition Agreement, GM agreed to make certain contributions for the benefit of Delphi and its UAW-represented employees. Specifically, GM will (1) pay lump sums of $35,000 to certain employees who participate in the Attrition Program; (2) allow Delphi employees who agree to retire under the Attrition Program to flowback to GM for purposes of retirement and upon any such employee's retirement, GM will assume all post-retirement health care ("OPEB") obligations to such retiree; (3) subsidize health insurance and life insurance coverage provided to certain Delphi employees participating in the Attrition Program before such employees actually retire if Delphi reduces or eliminates its health care and/or life insurance coverage provided to active UAW employees in the interim; and (4) accept 5,000 active flowback employees, and as a result after they flow back, pay such employee's wages and benefits and incur pension and OPEB obligations for such employees.

With respect to the contributions described in the previous paragraph, GM will have no claim against the Delphi estate on account of the $35,000 lump sum payment, but GM will have a pre-petition, general unsecured claim against the Delphi estate for the obligations related to OPEB and active employee health and life insurance benefits that it assumes under the Attrition Agreement. This claim is subject to the rights of parties in interest to object to allowance on any grounds other than the claim did not arise under the terms of the pre-existing contractual agreements between GM and Delphi.

Also under the Attrition Agreement, GM will provide certain UAW-represented employees at GM with (i) a lump sum payment of $35,000 for normal or early voluntary retirements retroactive to October 1, 2005; (ii) a mutually satisfactory retirement for employees with at least 10 years of credited service and 50 years of age or older; (iii) payment of gross monthly wages ranging from $2,750 to $2,900 to those employees who participate in a special voluntary pre-retirement program depending on years of credited service and plant work location; and (iv) a buyout of $140,000 for employees with ten or more years of seniority, or of $70,000 for employees with less than 10 years seniority, provided such employees sever all ties with GM and Delphi except for any vested pension benefits.

2.    Health Care Settlement Agreement

On March 31, 2006 the U.S. District Court for the Eastern District of Michigan announced its approval of a settlement agreement for a class action challenging GM's ability to modify the health care plan for certain hourly retirees and surviving spouses (the "Settlement Agreement"). As previously disclosed, the Settlement Agreement is projected to reduce GM's OPEB liabilities by about $15 billion or 25% of the Corporation's liability for health care for hourly employees, reduce GM's annual employee health care expense by about $3 billion on a pre-tax basis during a seven-year amortization period, and result in cash flow savings estimated to be about $1 billion per year once the Settlement Agreement is fully implemented. The Settlement Agreement will remain in effect until at least September 2011, after which either GM or the UAW may cancel upon 90 days written notice. Similarly, GM's contractual obligations to provide health care benefits to UAW hourly retirees extends to at least September 2011, and will continue after then until terminated by either GM or the UAW. As a result, the provisions of the Settlement Agreement will continue in effect for UAW retirees beyond the expiration in September 2007 of the current collective bargaining agreement between GM and the UAW.





The Settlement Agreement also provides that GM will make contributions to a new independent Defined Contribution Voluntary Employees' Beneficiary Association (the "DC VEBA") that was established pursuant to a new defined contribution plan. The contributions will be used to mitigate the effect of reduced GM health care coverage on individual UAW retirees, and may be available through approximately 2025. The new independent DC VEBA will be partially funded by GM contributions of $1 billion in each of 2006, 2007, and 2011. The 2011 contribution may be accelerated under specified circumstances. GM will also make future contributions subject to provisions of the Settlement Agreement that relate to profit sharing payments, wage deferral payments, increases in the value of GM's Common Stock, and dividend payments (the "Supplemental Contributions"). The Settlement Agreement also generally provides that UAW retirees will be responsible for annual increases in health care benefit costs up to three percent, and GM will be responsible for increases in excess of that limit.

Because the Settlement Agreement became effective upon the court's March 31 approval, GM will begin accounting for its contributions to the DC VEBA under the Settlement Agreement in its financial statements for the first quarter of 2006. The reduction in health care expense, which will begin to be realized in the third quarter of 2006, will in the aggregate more than offset the required contributions to the DC VEBA and result in net cost savings of approximately $13 billion over the Settlement Agreement's initial six-year term. These estimated net savings will be reduced to the extent that GM makes certain Supplemental Contributions to the DC VEBA. Under the accounting treatment that GM believes is appropriate under U.S. Generally Accepted Accounting Principles, the obligation to make the contribution would be recognized in the period in which it becomes due and payable, so that the charge for the first quarter of 2006 would be $1 billion pre-tax, even though none of the benefit of the agreement will be realized in that quarter. Other possible accounting treatments include recognizing the fair value of all three payments as expense on March 31, 2006, which would result in a significantly larger charge in the first quarter. GM is currently in discussions with the Staff of the U.S. Securities and Exchange Commission and anticipates that the accounting treatment of the DC VEBA contributions will be resolved definitively before it files a Quarterly Report on Form 10-Q reporting the financial results for the first quarter of 2006.

In addition to the charge taken pursuant to the Settlement Agreement, the first quarter results will be impacted by restructuring charges in GM North America, GM Europe, and GM Latin America, Africa and Middle East and the gain from the sale by GM of some of its stock in Suzuki Motor Corporation.

Forward-Looking Statements

In this report and in related comments by General Motors' management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," "impact," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable when made, these statements are not guarantees of any events or financial results, and GM's actual results may differ materially due to numerous important factors that may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in the legal interpretations of the Attrition Agreement and the Settlement Agreement; the willingness of GM and Delphi employees to participate in the program offered under the Attrition Agreement; bankruptcy court actions with respect to Delphi's obligations to GM; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.



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




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  April 13, 2006                By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)